Notice of the Annual Meeting of Shareholders
                             To be held May 23, 2003

To the Shareholders of
     OLD REPUBLIC INTERNATIONAL CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of OLD REPUBLIC INTERNATIONAL CORPORATION will be held in Room 2300 at the offices of the Company, 307 North Michigan Avenue, Chicago, Illinois 60601, on Friday, May 23, 2003 at 3:00 P.M. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:


1.   The election of four Class 1 directors;

2.   To transact such other business as may properly come before the meeting.


     Shareholders of record at the close of business on March 21, 2003 will be entitled to vote, either in person or by proxy. Shareholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

     The annual report of the Company for the year 2002 is being mailed to all shareholders of record with this Notice and the Proxy Statement.


     By order of the Board of Directors.


                                                        /s/ Spencer LeRoy III
                                                        SPENCER LEROY III
                                                        Secretary

Chicago, Illinois
April 1, 2003

                                 Proxy Statement
                     OLD REPUBLIC INTERNATIONAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 23, 2003


                               GENERAL INFORMATION

     This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company"), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 23, 2003 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is April 1, 2003.

     The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

     If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve); and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

     The Company has two classes of stock outstanding, Preferred Stock, 1 cent par value per share ("Preferred Stock"), and Common Stock, $1.00 par value per share ("Common Stock"). The voting Preferred Stock is composed of Series G-2 and G-3 Convertible Preferred Stock ("Series G Preferred Stock"). On February 28, 2003, 5,800 shares of Series G Preferred Stock and 120,618,769 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 21, 2003 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

                         PRINCIPAL HOLDERS OF SECURITIES

     The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of any series of the voting Preferred Stock or the Common Stock of the Company; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers, as a group: (a) the total number of shares of Preferred Stock or Common Stock beneficially owned as of February 28, 2003 and (b) the percent of the class of stock so owned as of the same date:

                                                                                       Amount and
                                                                                        Nature of            Percent
                                                          Name of                      Beneficial               of
             Title of Class                          Beneficial Owner                   Ownership            Class(*)
   -----------------------------------    ----------------------------------------   ---------------        ----------
   Common Stock
   Shareholders' beneficial ownership     Old Republic International Corporation       6,456,913 (1)            5.4
   of more than 5% of the Common Stock    Employees Savings and Stock
   (excluding directors)                  Ownership Plan
                                          Messrs. Legg, Sursa and Zucaro as
                                          members of The Administration Committee
                                          307 North Michigan Avenue
                                          Chicago, Illinois 60601

                                                                                      Other Shares                    Percent
                           Name of         Shares Subject to     Shares Held by       Beneficially                      of
 Common Stock          Beneficial Owner     Stock Options(*)   Employee Plans (*)       Owned (*)        Total       Class (*)
 -----------------   -------------------   -----------------  -------------------   -----------------  ----------    ---------
 Directors' and      John S. Adams                  16,775          4,516  (2)             975             22,266        **
 executive           Harrington Bischof                 -              -                10,795 (3)         10,795        **
 officers'           Charles S. Boone               28,650          9,183  (2)           4,800 (4)         40,633        **
 beneficial          Anthony F. Colao               36,625             -               104,485            141,110       0.1
 ownership           Jimmy A. Dew                  253,000         71,795  (2)         293,755 (5)        618,550       0.5
                     John M. Dixon                      -              -                   -                  -          **
                     James Kellogg                   7,380         15,496  (2)         218,300            241,176       0.2
                     Kurt W. Kreyling                   -              -               359,351 (6)        359,351       0.3
                     Peter Lardner                   8,250          4,057  (2)         150,595 (7)        162,902       0.1
                     Wilbur S. Legg                     -              -                47,116 (8)(9)      47,116        **
                     Spencer LeRoy III              91,000          5,048  (2)          30,786 (10)       126,834       0.1
                     John W. Popp                       -              -                10,000             10,000        **
                     William A. Simpson            254,750         33,996  (2)         171,761 (11)       460,507       0.4
                     Arnold L. Steiner                  -              -               944,970 (12)       944,970       0.8
                     David Sursa                        -              -               486,853 (9)(13)    486,853       0.4
                     Fredricka Taubitz                  -              -                    -                  -         **
                     William G. White, Jr.              -              -                46,512             46,512        **
                     A. C. Zucaro                  158,000        121,906  (2)         407,543 (9)        687,449       0.5

                     All executive officers and
                     directors, as a group (18)    852,430        265,997            3,288,597          4,407,024       3.6
 ============================================================================================================================

* Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Common shares used for calculation purposes include the equivalent common shares that may be issued upon conversion by the beneficial owner of Preferred Stock convertible within 60 days.

**   Less than one-tenth of one percent.

(1) Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan ("ESSOP"), a participant is entitled to vote the Company stock held by the ESSOP, the value of which has been allocated to the participant's account. The Administration Committee appointed pursuant to the ESSOP is authorized to vote the Company stock held by the ESSOP until such time as the value of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. The value of a portion of the shares of the Common Stock has been allocated to the accounts of ESSOP participants. Additionally, the Administration Committee may be deemed to have investment power with respect to stock held by the ESSOP. The Administration Committee is composed of Messrs. Legg, Sursa and Zucaro, all directors of the Company. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Common Stock by virtue of such shared voting and investment power.

(2) Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or executive officer as a participant in the ESSOP. Excludes those shares for which the director or executive officer may be deemed to have investment and voting power as a result of being a member of the Administration Committee of the ESSOP. Includes shares of the Company's stock held in the Bituminous Casualty Corporation 401K Plan for Mr. Lardner and shares of the Company's stock held by the RMIC Profit Sharing Plan for Messrs. Dew and Simpson.

(3)  Includes 4,500 shares held in trust for Mr. Bischof's benefit.

(4)  Includes shares held in trust for which Mr. Boone has dispositive power.

(5)  Includes 110,022 shares owned by Mr. Dew's wife.

(6) Includes 357,142 shares owned by or in trust for Mr. Kreyling's wife of which Mr. Kreyling disclaims beneficial ownership.

(7) Includes 95,915 shares held in a living trust of which Mr. Lardner's wife is the trustee and for which Mr. Lardner disclaims beneficial ownership.

(8) Includes 42,968 shares held in trust for Mr. Legg's benefit and 4,128 shares held in trust for Mrs. Legg's benefit of which Mr. Legg disclaims beneficial ownership.

(9) Messrs. Legg, Sursa and Zucaro are members of the Administration Committee of the Old Republic International Corporation Salaried Employees Restated Retirement Plan ("Retirement Plan"). As such, they are entitled to vote 153,985 shares of Common Stock owned by the Retirement Plan. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of this Common Stock by virtue of such shared voting power. However, the foregoing presentation should not be construed as an admission of beneficial ownership. The members of the Administration Committee disclaim beneficial ownership of the Common Stock held by the Retirement Plan and these shares are not reflected in this table, as shares beneficially owned by each of them.

(10) Includes 8,863 shares held in trust for Mr. LeRoy's benefit.

(11) Includes 71,813 shares owned by Mr. Simpson's wife.

(12) Includes 144,127 shares owned by Mr. Steiner directly, 11,921 shares owned by Mr. Steiner's wife directly, 24,231 shares held in a trust of which Mr. Steiner is trustee for his mother, 281,750 shares held in trust for Mr. Steiner's children, 434,300 shares held by a limited liability corporation of which Mr. Steiner is both an equity owner and a manager and 48,640 shares held by a foundation of which Mr. Steiner is a trustee.

(13) Includes 289,977 shares owned by E.F.S. Investments, Inc., in which Mr. Sursa and his wife have a beneficial interest.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on reports and other information submitted by executive officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2002 all reports required by Section 16(a) have been properly filed, except that there was one late filing of a Form 5 for 8,588 shares of the Company's Common Stock by Mr. Dew. Mr. Dew's late filing concerned the inheritance of these shares by his wife. Once Mr. Dew realized this oversight occurred, he promptly made the filing.

               THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

     The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives through periodic reports sent to them by the Company's management or presented at Board and Committee meetings. The Board met four times last year, once each quarter. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and Committees on which each served during 2002.

Directors' Compensation

     During 2002, Directors of the Company received an annual retainer of $16,800 plus $1,400 for each Board or Committee meeting they attend. Directors of the Company or any of its subsidiaries who are full time employees do not receive an annual retainer but receive $1,400 for each meeting they attend of the Board or a Committee of the Company, other than meetings of the Executive Committee. Mr. Colao also received $80,000 under a Consulting Agreement with the Company during 2002 for transitional services following his retirement.

Board Committees

     The Board of Directors has five principal standing committees.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided in the By-laws or limited by the provisions of the General Corporation Law of the State of Delaware, as well as to evaluate the performance of senior executives, and to make recommendations with regard to executive succession. The Committee, which is currently composed of Messrs. Kreyling, Legg, Steiner, Sursa and Zucaro, met four times during 2002 and took action by unanimous written consent twice. Mr. Zucaro is Chairman of the Committee.

     The Audit Committee is empowered to oversee the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent qualifications and performance of the Company's internal and external auditors and the selection of the Company's independent external auditors. The Committee also is required to annually produce a report which is printed below. The Committee operates pursuant to a written charter approved by the Board of Directors and is subject to an annual performance evaluation. During 2002, the Committee was composed of six, non-employee directors, Messrs. Bischof, Legg, Popp, Steiner, Sursa and White. On March 20, 2003, Ms. Fredricka Taubitz was elected, effective May 1, 2003, a director of the Company and named a Committee member, and Mr. Popp was named Committee Chairman. Each member is considered independent in the judgment of the Company's Board of Directors and according to the listing standards of the New York Stock Exchange ("NYSE"), on which the Company's Common Stock is listed. The Committee met four times during 2002.

     For the year ended December 31, 2002, the Committee selected the accounting firm of PricewaterhouseCoopers, LLP ("PwC") as independent auditors to examine the Company's consolidated financial statements. A member of PwC is expected to attend the Company's Annual Meeting of Shareholders. The firm's members will be provided with an opportunity to make an appropriate statement, if he or she desires to do so, and will be available to respond to questions. The fees billed the Company by PwC for the 2002 audit were:

                                Financial Information
                                 Systems Design and
       Audit Fees                Implementation Fees            All Other Fees
    ------------------        -------------------------        ----------------
       $1,430,778                        -                       $281,025 (1)

(1) Primarily represents fees for audit-related actuarial reviews of insurance subsidiaries' claim reserves and audits of employee benefit plans. The Audit Committee has determined that these other fees charged by PwC are not incompatible with PwC's independence as the Company's auditors.

     PwC has advised the Committee that all persons engaged in the Company's independent audit were full-time permanent employees of PwC. No decision has, as of yet, been made with respect to the selection of an independent auditor for fiscal 2003.


                           AUDIT COMMITTEE REPORT 2002

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board of Directors (the "Committee") oversees the Company's financial reporting process. As part of its function, it recommended to the Board of Directors the appointment of PricewaterhouseCoopers, LLP ("PwC") as the Company's independent auditors for 2002. As part of its oversight function, the Committee evaluated and reviewed with the auditors the overall scope of the Company's annual audit, the Company's annual financial statements and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Committee also reviewed and discussed the audited financial statements in the Company's Annual Report with the Company's management.

     Further, the Committee discussed with its auditors such other matters as are required to be discussed under the generally accepted auditing standards set forth in the Statement of Auditing Standards Number 61. In addition, the Committee discussed with its auditors, the auditors' independence from management and the Company and received written disclosures and a letter from PwC regarding their independence, as required by the Independence Standards Board Standard Number 1.

     Following these reviews and discussions, the Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended 2002 filed with the Securities and Exchange Commission.

                                                   Audit Committee
                                                   John W. Popp, Chairman
                                                   Harrington Bischof
                                                   Wilbur S. Legg
                                                   Arnold L. Steiner
                                                   David Sursa
                                                   William G. White, Jr.

     The Nominating Committee is empowered to develop and oversee the Company's policy on the size, composition and qualifications of the Board of Directors. The Committee is authorized to establish procedures to identify and recommend qualified candidates for election to the Board. The Committee is also responsible for developing and establishing corporate governance principles and procedures for the nomination process. The Committee operates pursuant to a written charter approved by the Board of Directors and is subject to an annual performance evaluation. The Committee is composed of five, non-employee directors, Messrs. Bischof, Kreyling, Legg, Steiner and Sursa, of which Mr. Bischof is the Chairman. Each member of the Committee is considered independent in the judgment of the Company's Board of Directors and according to the listing standards of the NYSE. The Committee met once during 2002.

     The Pension Committee is empowered with the supervision of the Company's pension and Employees Savings and Stock Ownership plans and is charged with a fiduciary responsibility to act solely in the interest of the participants and beneficiaries of the Plan. The Pension Committee is appointed by the Board of Directors and its members serve at its pleasure. The Committee, which is composed of Messrs. Legg, Sursa and Zucaro, met once during 2002. Mr. Zucaro is Chairman of the Committee.

     The Compensation Committee, is empowered to develop, review and supervise the employee benefit plans of the Company, to fix the compensation of senior executive officers, and to evaluate their performance. The Committee also is required to annually produce a report on executive compensation which is printed below. The Committee operates pursuant to a written charter approved by the Board of Directors. During 2002, the Committee was composed of six, non-employee directors, Messrs. Bischof, Kreyling, Legg, Popp, Sursa and White. On March 20, 2003, Mr. John M. Dixon was elected, effective May 1, 2003, a director of the Company and named a Committee member. Mr. Sursa is the Committee's Chairman. Each member of the Committee is considered independent in the judgment of the Company's Board of Directors and according to the listing standards of the NYSE. The Committee met three times during 2002.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries, nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

    REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT COMPENSATION

     The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

     The Compensation Committee of the Board of Directors (the "Committee") of Old Republic International Corporation (the "Company") evaluated and approved the overall compensation, policies and practices for the Company's management, including its Chief Executive Officer ("CEO") and other executive officers. It, also, reviewed the Company's incentive programs, including the Key Employees Performance Recognition Plan ("KEPRP"), the Stock Option Plan (the "Plan"), and the Employees Savings and Stock Ownership Plan ("ESSOP").

     In making its evaluations, the Committee considered a large number of factors including those set forth under "Compensation Policies" herein, together with other matters such as the inflation rate, and the Company's past performance, generally over consecutive five-year time frames. The Committee did not consider such factors based upon any scientific or other formula nor on any quantitative analysis of the relationship among such factors. Rather, the Committee's evaluation was subjective since each Committee member exercised their common sense and reasonable business judgment in attaching varying degrees of importance to each such factor.

Compensation Policies

     The Company's compensation policies and practices, particularly as they apply to its executive officers, including the CEO, are intended to achieve the following major objectives:

1. To set annual salaries (base income) for key executive officers at amounts which: a) are reasonably competitive in the context of prevailing salary scales; and (b) in the Committee's judgment provide a fixed, reasonable source of current income during the period of employment. Other sources of executive compensation discussed in separate sections hereunder are not taken into account when setting base annual salaries. Among the factors considered in varying degrees, as previously noted, are business size, level of responsibility, complexity of operations, long term performance, loyalty, commitment to Old Republic's long term objectives, and future prospects. Additionally, the Committee takes into account prevailing salary scales in the insurance industry, trends in salary levels published in compilations and reports, and data contained in the proxy statements of publicly held insurance organizations whose assets, revenues, and net income are larger, smaller, or approximately the same as the Company's. These insurance organizations include but are not limited to those that are a part of the Peer Group comparisons on page 14 of this Proxy Statement. Based on a review and evaluation of all such data, the Committee believes that the base salaries of the CEO and key executives are within a range comparable to the median salaries of the above mentioned insurance organizations.

2. To afford personnel an opportunity and incentive to increase their base income over time through participation in incentive compensation and related stock option and savings programs. With respect to all such programs the Committee has approved various criteria, the objectives of which are to: (a) establish tangible means of evaluating the overall financial performance of the Company or individual profit centers; (b) align performance criteria with shareholders' interests by establishing minimum requirements relative to such performance indicators as return on equity, return or profit margin on revenues, and increases in earnings; and
     (c) encourage a long-term commitment to the Company.

     In addition, the Committee considers a variety of intangible and other subjective factors such as each person's likely future contribution to the Company's successful growth, his or her level and years of experience, the current state and prospects of the industry or segment(s) thereof, and the Company's long-term goals and strategies which may from time to time require temporary investment in personnel resources in the absence of immediate positive results. Further, the Committee considers the compensation and benefits previously paid to its executive officers.

     In making its performance evaluations, the Committee takes the shareholders' interests into account from the standpoints of both total market return for the Common Stock as well as the Company's intrinsic performance as such and relative to the Company's Peer Group. However, the Committee places greater emphasis on the latter two factors since total market return is influenced materially by the vagaries of the securities markets.

     The Committee has not adopted any policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

Compensation of the Chief Executive Officer

     With specific reference to the CEO's compensation, the Committee has taken into account all of the factors and objectives discussed above. In addition, special emphasis is placed on such other considerations as the CEO's vision and planning for the Company's future and the strategies implemented for their realization, his leadership qualities and judgment, and his commitment to and abilities in setting and promoting the character of the organization in the best interests of its insurance subsidiaries, insurance beneficiaries, employees, and shareholders. The Committee's evaluation of the CEO's performance takes place without his presence.

     Mr. Zucaro joined the Company in 1976 as Executive Vice President and Chief Financial Officer. He was promoted to President in 1981, to Chief Executive Officer in 1990, and to Chairman in 1993 while retaining his offices as President and Chief Executive Officer. Until 1989, Mr. Zucaro's cash compensation consisted solely of a base annual salary and a small amount of fees earned in his capacity as a director of a number of the Company's subsidiaries. His other compensation was fully deferred pursuant to his participation in the Company's KEPRP, ESSOP, and stock option plans. Since 1990, his cash compensation has been enhanced by 50% of the awards granted to him under the Company's KEPRP.

     The following table reflects certain key data pertaining to the Company's performance during the past three years together with the CEO's compensation during that period. The Company's performance was a significant factor in the Committee's evaluation of the CEO's and other executives' cash and deferred compensation. It, however, was only one of the many factors cited under "Compensation Policies" above, the relative significance of which was left to the subjective business judgment of the Committee. In comparing this data, it was noted that trends in the CEO's compensation lag, up or down, from the trends in the Company's performance, since compensation reviews and salary and incentive awards are made several months following the end of each calendar year.

                    Summary of Company Performance Indicators
                                     versus
                                CEO Compensation
                                  2000 to 2002
-----------------------------------------------------------------------------------------------------------------------------
                                                       Amounts                                     % of Change
                                     -----------------------------------------    -------------------------------------------
                                         2002          2001           2000        2002 vs. 2001  2001 vs. 2000  2002 vs. 2000
                                     ------------  ------------   ------------    -------------  -------------  -------------
 Company Performance Indicators (a)
 ($ in Millions)
 Consolidated assets                  $  8,715.4    $  7,920.2     $  7,281.4             10.0%           8.8%          19.7%
 Common shareholders' equity             3,155.8       2,783.7        2,438.7             13.4%          14.1%          29.4%
 Net revenues                            2,756.4       2,373.4        2,070.6             16.1%          14.6%          33.1%
 Net operating income                      383.8         330.7          275.6             16.1%          20.0%          39.3%
 Net income                                392.9         346.9          297.5             13.3%          16.6%          32.1%
 Percent return on equity                   14.1%         14.2%          13.5%            -0.7%           5.2%           4.4%
 Per Share Data
 (in dollars and cents):
 Book value at end of year                 26.17         23.40          20.62             11.8%          13.5%          26.9%
 Net operating income (diluted)             3.16          2.75           2.29             14.9%          20.1%          38.0%
 Net income (diluted)                 $     3.23    $     2.88     $     2.47             12.2%          16.6%          30.8%

 ============================================================================================================================
 CEO Compensation (b)
 (Whole Dollars)
 1. Cash compensation
     a.   Base salary                 $  590,000    $  563,333     $  550,000              4.7%           2.4%           7.3%
     b.   Incentive                      327,058       221,980        150,000             47.3%          48.0%         118.0%
     c.   Directors fees & other          52,782        56,875         49,915             -7.2%          13.9%           5.7%
                                      -----------   -----------    -----------     ------------   ------------   ------------
     d.   Total Cash Compensation        969,840       842,188        749,915            15.2 %          12.3%          29.3%

 2. Deferred incentive compensation      331,585       226,930        152,500            46.1 %          48.8%         117.4%
                                      -----------   -----------    -----------     ------------   ------------   ------------
 Incentive stock options:
 3. Valued at 5% appreciation:         3,384,360     2,713,536      1,134,000             24.7%         139.3%         198.4%
 4. Valued at 10% appreciation:        8,541,480     6,848,448      2,862,000             24.7%         139.3%         198.4%
                                      -----------   -----------    -----------     ------------   ------------   ------------
 5. Total cash & deferred
     Compensation, including options,
     if any, valued at:

 6. 5% appreciation (1d. + 2 + 3)      4,685,785     3,782,654      2,036,415            23.9 %          85.8%         130.1%
 7. 10% appreciation (1d. + 2 + 4)    $9,842,905    $7,917,566     $3,764,415            24.3%          110.3%         161.5%
                                      -----------   -----------    -----------     ------------   ------------   ------------
 ============================================================================================================================

(a) This data was taken from the Company's audited financial statements and stock market tables as applicable. Return on equity was calculated by dividing each year's net income by the common shareholders' equity balance at the beginning of the year. Net operating income was defined as net income before extraordinary items, realized investment gains or losses and accounting changes; both net operating income and net income per share are shown after deduction of Preferred Stock dividends, as applicable.

(b) In this table, Deferred Incentive Compensation includes the deferred portion, which is non-interest bearing, of awards granted under the Company's KEPRP and the employer matching contribution to the ESSOP; Incentive Stock Options have been valued alternatively by assuming that the market value of the Common Stock subject to options compounded at a 5% or a 10% annual rate (or 63% and 159%, respectively, in the aggregate) over the 10-year term of the options. The actual future value of such options may, of course, be higher or lower than these arbitrary formulaic estimates. (See the Summary Compensation Table on page 10.)

Employee Benefit Plans

     In addition to determining base salaries, the Committee also administers the Company's employee benefit plans. The employee benefit plans are an important part of the Company's compensation structure and provide eligible employees, including the CEO and other executive officers, with an opportunity and incentive to increase their base income.

Key Employee Performance Recognition Plan: Under the Company's KEPRP, a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected by the Committee in consultation with the CEO. The Committee made the sole determination with regard to the CEO's performance, eligibility and award. After prior plan participants are credited with a certain portion of the year's pool the CEO recommends the allocation of the balance of the pool to participants in the plan, other than to himself. Up to 50% of such amount may be carried forward for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Committee's evaluation of all such factors is subjective.

     Each year's pool amount is established in accordance with a detailed formula which takes into account (a) the eligible participating employees' annual salaries, (b) the current year's earnings in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and
(c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five year average post-tax yield on 10 year and 30 year U.S. Treasury Securities. The pool is, in turn, limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for the year. There is no prescribed limit as to how much of the year's available pool may be awarded to each participant.

     There is an immediate payment in cash of 50% of any award made, as well as 50% of the multiplier factor applied to the deferred balances of prior years' participants; the balance of the award vests at the rate of 10% per year of participation. The deferred balance(s) do not bear interest. Pursuant to the plan, participants become vested in their account balances upon total and permanent disability or death, or upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible. Benefits are payable in installments, beginning no earlier than age 55 and/or following termination of employment, death, disability or retirement.

     In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries or separate profit centers. Such plans provide for the achievement of certain financial results and objectives as to each such subsidiary or profit center. Mr. Simpson and Mr. Kellogg do not participate in the Company's KEPRP but rather participate in the plans for Republic Mortgage Insurance Company ("RMIC") and Old Republic Risk Management, Inc, ("ORRM") respectively. Each of these plans operates in the same basic fashion as the Company's KEPRP. The pools for each plan are established according to a detailed formula that takes into account the annual increase in each company's earnings, the return on equity of each company in excess of a minimum target percentage and a percentage of the annual base salaries of the employees of these companies that are eligible for participation.

Stock Option Plan: The Company believes that key employees, including the CEO and other executive officers, who are in a position to make a substantial contribution to the long-term performance of the Company should have a stake in its on-going success. To encourage growth in shareholder value and a long-term commitment to the success of the Company's business, the Company maintains a non-qualified stock option plan for key employees of the Company and its participating subsidiaries. The 2002 Old Republic International Corporation Stock Option Plan (the "Plan") was approved by the Company's shareholders on May 24, 2002, and replaced a similar non-qualified stock option plan that had been adopted 10 years earlier. The decision to award stock options pursuant to the Plan and the factors that contribute to the amount of such awards are the same basic factors as those set forth under "Compensation Policies" herein.

     The performance factors the Committee considers include the achievements of the individual key employee, the overall performance of the Company and the likelihood of future contributions to the Company's successful growth by the individual key employee. The relative significance of these and all other factors with respect to awards granted to the CEO and other executive officers is determined subjectively by the Committee. The Plan provides for the issuance of options for up to an aggregate of 6% of the Company's Common Stock issued and outstanding at year end under this Plan or any other plans of the Company. The purchase price per share of Common Stock subject to an option under the Plan is fixed by the Committee. However, such purchase price may not be less than 100% of the fair market value per share of Common Stock on the date the option is granted. Optionees may exercise their options for shares of either Common Stock or Series G Preferred Stock. The term of each option may not be for more than 10 years from the date of grant. Under ordinary circumstances, options may be exercised in accordance with the following vesting schedule: ten percent in the first year of the grant, thereafter, the options cumulatively vest annually at the rate of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. Under the Company's former plan, except for the grant made in 2002, which used an amended vesting schedule identical to the Plan, vesting occurs at an annual rate of 10% per year. Under the Plan, an employee's right to exercise an option is accelerated if the Company's Common Stock closes on the NYSE above the vesting acceleration price established by the Committee for the option. If a vesting acceleration occurs, an optionee may exercise his or her option for the greater of either: 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or its subsidiaries or the sum of the optionee's already vested shares plus 50% of the remaining unvested shares. Vesting accelerations for grants made prior to 2002 accelerate at 10% per year for each year the optionee has been employed by the Company of its subsidiaries. The vesting acceleration price is established by the Committee at the time of grant at the higher of 150% of the market value of the Common Stock at the date of the grant or 100% of the book value per Common Share as of the most recent year end. For options granted prior to January 1, 2000, the vesting acceleration price established by the Committee was the higher of 150% of the market value of the Common Stock at the date of the grant or 150% of the book value per Common Share as of the most recent year end.

Employees Savings and Stock Ownership Plan: The Company's ESSOP allows eligible employees with one or more years of service with the Company or participating subsidiaries ("employers") to save a minimum of 1% up to a maximum of 15% of their total compensation subject to an annual maximum compensation of $200,000. Employees' savings, up to 6%, are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is made. The Company's matching contributions applies to annual compensation up to a maximum of $150,000 under the terms of the ESSOP. Employer contributions are invested exclusively in the Stock of the Company except that employees over age 55 and with 10 years of service credited under the Plan may diversify a portion of the employer's contributions out of the Company's Stock and into alternative investments based on their age and years of service with the Company. This diversification ranges from 25% at age 56 to 100% at age 67. These alternative investment choices are the same ones in which Employee savings may be invested. Employee savings may be invested, at the employee's direction, in publicly managed mutual funds that focus on long term capital appreciation, long term capital growth, long term growth of capital and income, long term growth through investments in common stocks of non-U.S. companies, a stock index fund portfolio, and in short, intermediate term bonds or other fixed income securities. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% a year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement. At the election of the participant, benefits derived from employer contributions are payable either in cash or the Company's Common Stock.

RMIC Profit-Sharing Plan ("Profit Sharing Plan"): Mr. Simpson does not participate in the Company's ESSOP but instead participated in the RMIC Profit Sharing Plan . The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Employees contributions are invested, at the employees' direction, in a number of publicly managed mutual funds and employees may elect to purchase the Company's Common Stock as an investment option. RMIC Profit Sharing Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the Profit Sharing Plan provides for early retirement at age 50 with ten years of service. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.


                                                     Compensation Committee
                                                     David Sursa, Chairman
                                                     Harrington Bischof
                                                     Kurt W. Kreyling
                                                     Wilbur S. Legg
                                                     John W. Popp
                                                     William G. White Jr.

Executive Compensation

     The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the three other executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 2002, 2001 and 2000:

                           SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------
                                                                                          Long-Term
                                                       Annual Compensation               Compensation
                                                  -------------------------------       -------------
           (a)                     (b)                (c)                (d)                 (e)                 (f)
                                                                                         Securities
                                                                                         Underlying
Name and                                                                                   Option              All Other
Principal Positions                Year            Salary (1)         Bonus (2)          Awards (3)        Compensation (4)
--------------------------       ---------       -------------       ------------       ------------       -----------------
A.C. Zucaro                        2002            $  635,021          $ 654,116            170,000            $ 12,288
President & Chief                  2001               612,204            443,960            160,000              12,954
Executive Officer                  2000               594,846            300,000            150,000               7,569

John S. Adams        (5)           2002               188,333             35,270              7,500               8,559
Senior Vice President &            2001               168,542             23,478              5,000               5,845
Chief Financial Officer

Charles S. Boone     (5)           2002               163,333             93,254              6,000               5,025
Senior Vice President &            2001               155,208             84,476              5,000               5,424
Treasurer

James Kellogg (6)                  2002               244,167            105,000              4,000              13,284
Senior Vice President

Spencer LeRoy III                  2002               339,695            235,902             25,000              10,873
Senior Vice President,             2001               330,408            178,318             25,000              10,855
Secretary & General                2000               321,343            150,000             16,000               3,811
Counsel

William A. Simpson                 2002               292,700            910,000             50,000              39,698  (7)
Senior Vice President              2001               292,610          1,075,524             67,500              32,854  (7)
                                   2000             $ 322,100          $ 708,384             60,000            $ 31,327  (7)
----------------------------------------------------------------------------------------------------------------------------

(1) Includes base salary and fees paid for services as a director of the Company or its subsidiaries.

(2) Includes combined cash and deferred incentive compensation awards granted under the Company's KEPRP and similar plans maintained for different profit centers. Awards thereunder are made 50% in cash and 50% deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later; the amount deferred does not accrue interest and it is included in this column without a present value discount. None of the awards shown differed in any respect from the Company's regular compensation policies and practices.

(3) Number of shares of Common Stock subject to options granted during the year indicated.

(4) Includes the employer matching contribution to the Company's ESSOP, the amount of premium for the Company's group term life insurance plan attributed to the compensation of executive officers of the Company and the value of meals paid for by the Company. For 2002 the Company's matching contribution for each executive officer was $4,527 except for Mr. Simpson who elected not to participate in the ESSOP. For 2002, $5,069, $588, $,498, $ ,1,162, $2,322 and $1,346 were attributed to the compensation of Messrs. Zucaro, Adams, Boone, Kellogg, LeRoy, and Simpson, respectively, for group term life insurance premiums paid by the Company under a program available to all of its employees. For 2002, $6,433 was attributed to Mr. Kellogg's compensation for usage of a vehicle provided for his use by ORRM. For 2002, $7,113 was attributed to Mr. Simpson's compensation for a health reimbursement program RMIC sponsors for all of its employees and $7,084 was attributed as compensation for the usage of a vehicle provided for his use by RMIC.

(5) Messrs. John S. Adams and Charles S. Boone became executive officers of the Company on August 16, 2001.

(6) Mr. James Kellogg became an executive officer of the Company on October 1, 2002.

(7) Includes $17,000 as the vested amount accrued for Mr. Simpson in the RMIC Profit Sharing Plan for 2000 and 2001 and $20,000 for 2002.

Retirement Plans

     The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (the "Company Plan") for its employees and those of participating subsidiaries. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest "Final Average Monthly Earnings") multiplied by the participant's years of service. Earnings equal base salary and commissions but excludes cash and deferred incentive compensation awards granted under the Company's KEPRP.

     The following table sets forth the estimated annual benefits payable under the Company Plan to an employee, upon retirement at December 31, 2002, at age 65 after specified years of service:

      Highest Average                            Estimated Annual Retirement Income for
    Annual Earnings of                           Representative Years Credited Service*
     The 5 Consecutive             -------------------------------------------------------------------------------
   Plan Years Out of the
    Last 10 Plan Years                  10               15               20              25               30
  -----------------------          ------------     ------------    -------------    ------------    -------------
        $ 100,000                     $ 15,000        $  22,500        $  30,000       $  37,500        $  45,000
          150,000                       22,500           33,750           45,000          56,250           67,500
          200,000                       30,000           45,000           60,000          75,000           90,000
          250,000                       37,500           56,250           75,000          93,750          112,500
          300,000                       45,000           67,500           90,000         112,500          135,000
          350,000                       52,500           78,750          105,000         131,250          157,500
          400,000                       60,000           90,000          120,000         150,000          180,000
          450,000                       67,500          101,250          135,000         168,750          202,500
          500,000                       75,000          112,500          150,000         187,500          225,000
          550,000                       82,500          123,750          165,000         206,250          247,500
          600,000                       90,000          135,000          180,000         225,000          270,000
        $ 650,000                     $ 97,500        $ 146,300        $ 195,000       $ 243,750        $ 292,500
  =================================================================================================================

*Amounts shown in the table above which exceed $160,000 - - the maximum benefit allowed by law for a qualified plan in 2002 - - would only be payable to a qualified participant under the Old Republic International Corporation Executive's Excess Benefit Plan described below.

     The amounts shown in the chart are computed on the basis of straight life annuity amounts and are not subject to offsets for any Social Security payments. At December 31, 2002, Mr. Zucaro was credited with 25 years of service, Mr. Adams was credited with 8 years of service, Mr. Boone was credited with 13 years of service. Mr. Kellogg was credited with 24 years of service, and Mr. LeRoy was credited with 9 years of service, for purposes of the Company Plan. The years of service credited to Mr. Boone do not include his years of service with Bituminous Casualty Company, a subsidiary of the Company. Mr. Simpson did not participate because employees of RMIC / Republic Mortgage Insurance Company
(RMIC) participate in the RMIC Profit-Sharing Plan instead of the Company Plan. At December 31, 2002, the highest average annual earnings for purposes of the above computations under the Company Plan were approximately $556,000 for Mr. Zucaro, $162,242 for Mr. Adams, $149,708 for Mr. Boone, $211,600 for Mr. Kellogg and $316,667 for Mr. LeRoy. The differences between such amounts and the Annual Compensation amounts shown for Messrs. Zucaro, Adams, Boone, Kellogg and LeRoy in the Summary Compensation Table on page 10 are threefold: the figures above are averages of annual base salaries over the past 5 years and do not include either directors' fees or any form of incentive compensation awards.

     The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan (the "Excess Benefit Plan") to provide certain key executives with pension benefits in excess of the benefits provided by the Company Plan. The Excess Benefit Plan is administered by the Pension Committee of the Board of Directors, which selects the employees to participate in the Excess Benefit Plan from those who are participants in the Company Plan. As of December 31, 2002, Mr. Zucaro was the only executive officer who qualified and has been approved for participation under this Excess Benefit Plan. RMIC also has an Executive Excess Benefit Plan (the "RMIC Plan") to provide certain key executives of RMIC with benefits in excess of the benefits they would be eligible for if they participated in the Company's Plan. The RMIC Plan is administered by a Committee of the Board of Directors of RMIC, which selects the employees to participate in the RMIC Plan from those eligible employees of RMIC. As of December 31, 2002, Mr. Simpson is the only executive officer of the Company who qualified and has been approved for participation under the RMIC Plan. The benefits payable under this RMIC Plan equal the excess of the amount otherwise payable under the terms of the Company Plan over the reduced benefits required by applicable law. Benefits under this RMIC Plan are payable at the time benefits are payable under the Company Plan. Both the Excess Benefit Plan and the RMIC Plan are non-qualified deferred compensation plans.

Option Grants in 2002

     The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company listed in the Executive Compensation Table during the Company's 2002 fiscal year:

                                                       Option Grants in 2002
-------------------------------------------------------------------------------------------------------------------------------
          (a)                    (b)            (c)             (d)            (e)                          (f)
                                                                                                        Potential
                                                                                                Realizable Value of Assumed
                                                                                                Annual Rates of Stock Price
                                                                                                Appreciation for Option Term
                                                                                            -----------------------------------
                                                                                                   @ Annual Compounding
             Individual Grants                                                                       Growth Rate Of:
-----------------------------------------                                                   -----------------------------------
                             Number of        % of Total
                             Securities        Options
                             Underlying       Granted to
                             Options          Employees       Exercise      Expiration
Name                         Granted (1)       in 2002          Price          Date                5%                  10%
-------------------------    ------------    -----------     -----------    -----------     ---------------      --------------
A.C. Zucaro                      170,000          14.94         $ 31.60       12/31/10        $ 3,384,360         $ 8,541,480
John S. Adams                      7,500           0.65           31.60       12/31/10            149,310             376,830
Charles S. Boone                   6,000           0.52           31.60       12/31/10            119,448             301,464
James Kellogg                      4,000           0.35           31.60       12/31/10             79,632             200,976
Spencer LeRoy III                 25,000           2.18           31.60       12/31/10            497,700           1,256,100
William A. Simpson                50,000           4.36         $ 31.60       12/31/10        $   995,400         $ 2,512,200
===============================================================================================================================

(1) See the Report of the Compensation Committee on Executive Management Compensation "Stock Option Plan" regarding the vesting of stock options.

Aggregate Options Exercised in 2002 and Option Values at December 31, 2002

     The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 2002 fiscal year and the number and value of exercisable and unexercisable options to purchase shares of Common Stock held at the end of the Company's 2002 fiscal year by the executive officers of the Company named in the Executive Compensation Table:


                                                  Aggregated Option Exercises in 2002
                                                and Option Values at December 31, 2002
------------------------------------------------------------------------------------------------------------------------------
         (a)                    (b)            (c)                       (d)                               (e)

                                                                Number of Securities               Value of Unexercised
                            Shares                             Underlying Unexercised                  In-the-Money
                          Acquired on         Value             Options at 12/31/02                 Options at 12/31/02
Name                       Exercise       Realized (1)        Exercisable/Unexercisable         Exercisable/Unexercisable(2)
----------------------   -------------  ---------------     -----------------------------     --------------------------------
A.C. Zucaro                  635,000     $11,182,065 (3)         105,250  /   337,250             $   34,560  /  $ 138,240
John S. Adams                  3,250          64,328              13,675  /    13,125                163,050  /     75,626
Charles S. Boone              15,500         310,522              24,350  /    13,900                197,455  /      4,320
James Kellogg                    -               -                 6,250  /     7,300                 53,756  /      3,024
Spencer LeRoy III             16,875         363,117              78,275  /    56,475                680,301  /     77,700
William A. Simpson               -               -               236,000  /   121,500             $2,247,083  /  $  58,320
==============================================================================================================================

(1) Value realized is equal to the difference between the fair market value per share of Common Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.
(2) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 2002 and the option exercise price per share multiplied by the number of shares subject to options.
(3) Represents the exercise of options granted in 1993, 1995, 1997, 1999 and 2000. Mr. Zucaro has not in fact realized all of this gain since he sold only some of the shares he obtained exercising these options and retained the rest.

Equity Compensation Plan Information at December 31, 2002

     The following table set forth certain information regarding securities authorized for issuance under equity compensation plans as of year end 2002. The Company only has equity compensation plans that were approved by the Company's shareholders.

                                                      Number of                                     Number of securities
                                                  securities to be                                 remaining available for
                                                issued upon exercise        Weighted-average        future issuance under
                                                   of outstanding          exercise price of      equity compensation plans
                                                  options, warrants       outstanding options,      (excluding securities
Plan Category                                        and rights           warrants and rights      reflected in column (a))
-------------------------------------------    ----------------------    ---------------------    --------------------------
                                                        (a)                      (b)                         (c)
Equity compensation plans approved
  by security holders...................             4,795,373                  $24.68                    2,440,553

Equity compensation plans not
  approved by security holders..........                 -                        -                           -
                                               ----------------------    ---------------------    --------------------------
       Total............................             4,795,373                  $24.68                    2,440,553
============================================================================================================================

     The total number of securities to be issued upon the exercise of outstanding options, warrants and rights when combined with the remaining number of securities available for future issuance under all equity compensation plans of the Company, may not exceed 6% of the Company's issued and outstanding common stock as of December 31st of the preceding year.

Comparative Five-Year Total Market Returns

     The following table, prepared on the basis of market and related data furnished by Standard & Poor's Compustat Services, reflects total market return data for the most recent five calendar years ended December 31, 2002. For purposes of the presentation, the information is shown in terms of $100 invested at the close of trading on the last trading day proceeding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in Old Republic Common Stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of the Peer Group of publicly held insurance businesses selected by Old Republic. In each instance the cumulative total return assumes reinvestment of cash dividends. The information utilized to prepare this table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.


                   Comparison of Five Year Total Market Return
        OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Group
                  (For the five years ended December 31, 2002)

















                   Dec 97     Dec 98     Dec 99     Dec 00     Dec 01     Dec 02
                  -------    -------    -------    -------    -------    -------
ORI               $100.00    $ 92.14    $ 57.58    $139.07    $124.33    $126.93
S&P 500            100.00     128.58     155.63     141.46     124.65      97.10
2002 Peer Group    100.00      90.70      74.07     116.03     106.71      91.71

     Peer Group consists of the following publicly held corporations selected by the Company for its 2002 comparison: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, Fidelity National Financial, Inc., First American Financial Corporation, MGIC Investment Corporation, Ohio Casualty Corporation, Radian Group Inc., SAFECO Corporation, The St. Paul Companies, Inc. and XL Capital Ltd. The Peer Group has been approved by the Compensation Committee and consists of the same companies as last year's Peer Group.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The following tabulation lists all nominees and continuing directors of the Company. Four Class 1 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The nominees are presently Class 1 directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. On March 20, 2003, the Board of Directors, in accordance with the Company's Certificate of Incorporation and By Laws, added two new members to the Board of Directors effective as of May 1, 2003. Mr. John M. Dixon was elected a Class 2 director and Ms. Fredricka Taubitz was elected a Class 3 director. Mr. Dixon and Ms. Taubitz will stand for election, in due course, with the other members of their class.

                                                         Positions with Company, Business Experience and
Name                                          Age        Other Directorships
--------------------------------------     ---------     -----------------------------------------------------------
Nominees for Election
---------------------

CLASS 1 (Term expires in 2003)

Harrington Bischof                             68        Director   since  1997;   President  of  Pandora   Capital
                                                         Corporation   since   1996;    formerly   Senior   Advisor
                                                         Prudential Securities, Inc.

Anthony F. Colao                               75        Director  since  1987;  retired;   formerly  an  executive
                                                         officer  of a  subsidiary  of the  Company,  for more than the past five years.  Prior to being an  officer,  Partner with  the  accounting  firm  of  Coopers  &  Lybrand,  now
                                                         PricewaterhouseCoopers LLP.

Kurt W. Kreyling                               81        Director  since 1974;  retired for more than the past five
                                                         years;   formerly  President  and  Treasurer  of  Kreyling
                                                         Company,   wholesaler  of  floor  coverings,   Evansville,
                                                         Indiana.

William G. White, Jr.                          74        Director  since 1993;  retired for more than the past five years;  formerly  President of The First  Federal  Savings
                                                         Bank,   Winston-Salem,   North  Carolina;   Consultant  to
                                                         Southern National Bank, Winston-Salem, North Carolina.

--------------------------------------------------------------------------------------------------------------------


Continuing Members
------------------

CLASS 2 (Term expires in 2004)

Jimmy A. Dew                                   62        Director  since  1980;  Sales  Group  Manager of  Republic
                                                         Mortgage  Insurance  Company, a subsidiary of the Company, for more than the past five years.


Continuing Members
------------------
(Class 2 Continued)

John M. Dixon                                  63        Director  effective  May 1,  2003;  retired;  director  of
                                                         Armsted  Industries   Incorporated,   Chicago,   Illinois;
                                                         formerly  Chief  Executive  Partner  with  the law firm of
                                                         Chapman   and   Cutler,   Chicago,   Illinois   until  his
                                                         retirement in 2002.

Wilbur S. Legg                                 80        Director  since 1969;  retired for more than the past five
                                                         years;   formerly   partner  of  Lord   Bissell  &  Brook,
                                                         attorneys,  Chicago,  Illinois. Mr. Legg's former firm has been  retained by the Company as counsel  during more than the last two fiscal years.

John W. Popp                                   80        Director  since  1993;   formerly  Partner  of  KPMG  LLP,
                                                         accountants,  from which he has been retired for more than the past five years.

David Sursa                                    77        Director  since 1969;  retired for more than the past five years;  formerly  Chairman of the Board,  NBD Bank,  N.A.,
                                                         Muncie, Indiana.

--------------------------------------------------------------------------------------------------------------------

Continuing Members
------------------

CLASS 3 (Term expires in 2005)

Peter Lardner                                  71        Director since 1985; retired;  prior to December 31, 2001,
                                                         Chairman of the Board of Bituminous Casualty  Corporation,
                                                         a subsidiary  of the Company,  for more than the past five years.

William A. Simpson                             61        Director since 1980;  Senior Vice President of the Company and President of Republic Mortgage  Insurance  Company,  a
                                                         subsidiary  of the  Company,  for more  than the past five years.

Arnold L. Steiner                              65        Director  since 1974;  retired for more than the past five years;  formerly  President of Steiner  Bank,  Birmingham,
                                                         Alabama.

Fredricka Taubitz                              59        Director effective May 1, 2003;  retired;  director of WFS
                                                         Financial,  Inc. Irvine,  California; ex officio member of the Business,  Finance,  Audit and Technology Committee of
                                                         the  Los  Angeles   Unified  School   District;   formerly
                                                         Executive  Vice President and Chief  Financial  Officer of
                                                         Zenith National  Insurance Corp.;  prior to that,  Partner
                                                         with  the  accounting   firm  of  Coopers  &  Lybrand  now
                                                         PricewaterhouseCoopers LLP.

A. C. Zucaro                                   63        Director  since  1976;   Chairman  of  the  Board,   Chief
                                                         Executive   Officer  and  President  of  the  Company  and
                                                         various subsidiaries for more than the past five years.

--------------------------------------------------------------------------------------------------------------------

Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the Class 1 directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary in their proxies.

                                VOTING PROCEDURES

     The General Corporation Law of the State of Delaware specifies that in the absence of contrary requirements in a corporation's Certificate of Incorporation or By-laws, the votes on matters at Shareholders' Meetings are decided as follows: (1) Directors are elected by a plurality of the shares present in person or by proxy at the meeting and who are entitled to vote in the election,
(2) amendments to the Company's Certificate of Incorporation are determined by the affirmative vote of the majority of shares of the Company's capital stock that is outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and who are entitled to vote on the subject matter.

     The Company's Certificate of Incorporation and By-laws do not require any different treatment for matters to be considered at the Company's Annual Shareholders' Meeting.

     The Company's Certificate of Incorporation and its By-laws are silent on the mechanics of voting. As a result, the General Corporation Law of the State of Delaware is controlling. Under Delaware law the votes at the Company's Annual Shareholders' Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

     Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

     In the event of a broker non-vote arising from the absence of authorization by the beneficial owner to vote on a proposal, the shares reported are counted for the determination of a quorum for the meeting but they are not counted as having voted on the proposal where there is a non-vote. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.


                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 1, 2003.


                                  OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.


                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $5,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.


By order of the Board of Directors.

                                                            SPENCER LEROY III
                                                            Secretary
Chicago, Illinois
April 1, 2003